Exhibit 5

Joint Filing Agreement

SES AI Corporation

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13D and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 14, 2022.

General Motors Holdings LLC

By:	/s/ John S. Kim
Name: John S. Kim
Title: Assistant Secretary

General Motors Ventures LLC

By:	/s/ Joel Stark
Name: Joel Stark
Title: Assistant Secretary

General Motors Company

By:	/s/ John S. Kim
Name: John S. Kim
Title: Assistant Corporate Secretary